FOR IMMEDIATE RELEASE
November 30, 2010

For further information contact:
Craig Montanaro
President and Chief Operating Officer
Kearny Financial Corp.
(973) 244-4510

KEARNY FINANCIAL CORP.  ANNOUNCES COMPLETION
OF ACQUISTION OF  CENTRAL JERSEY BANCORP

Fairfield, New Jersey, November 30, 2010 - Kearny Financial Corp.  (NASDAQ GS: KRNY) (“Kearny”), the holding company for Kearny Federal Savings Bank, announced today that that it has completed its acquisition of Central Jersey Bancorp and its wholly-owned subsidiary, Central Jersey Bank, N. A.  Central Jersey Bank has been merged into Kearny Federal Savings Bank.  Under the previously announced terms of the merger, Central Jersey shareholders are receiving $7.50 in cash for each share of Central Jersey common stock held.  Stockholders will receive information shortly on how to exchange their shares for the merger consideration.

As a result of the merger, Kearny now has a total of 40 branches located in  Bergen, Hudson, Passaic, Morris, Middlesex, Monmouth, Essex, Union and Ocean  Counties.  The former Central Jersey branches will initially be operated under the name “Central Jersey Bank, A Division of Kearny Federal Savings Bank.”  At September 30, 2010, Central Jersey had total assets of $589.4 million, deposits of $473.3 million and shareholders’ equity of $58.7 million (prior to the redemption of all 11,300 shares of Central Jersey’s outstanding preferred stock).

Immediately prior to the completion of the acquisition, Central Jersey redeemed all 11,300 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A previously issued by Central Jersey to the U.S. Department of the Treasury (the "Treasury") under the Capital Purchase Program established as part of the Troubled Asset Relief Program (TARP).  The warrant issued by Central Jersey to the Treasury in connection with the Treasury’s preferred stock investment was converted into the right to receive $319,659, which is the product of the positive difference between $7.50 and the warrant exercise price multiplied by the number of shares subject to the warrant.

“We are excited to announce the completion of the Merger and to welcome Central Jersey’s customers and employees to Kearny Federal Savings,” said John N. Hopkins, Chief Executive Officer of Kearny.

 “Central Jersey is proud to become part of the Kearny family. This transaction will provide expanded opportunities for our valued customers and dedicated employees,” stated James S. Vaccaro, Chairman, President and CEO of Central Jersey.

About Kearny

Kearny Financial Corp. is the parent company of Kearny Federal Savings Bank, a federally chartered savings bank.  Kearny operates from its administrative headquarters in Fairfield, New Jersey, and 40 retail branch offices located in Bergen, Hudson, Passaic, Morris, Middlesex, Monmouth, Essex, Union and Ocean Counties, New Jersey.  At September 30, 2010, Kearny Financial Corp. had total assets, deposits and stockholders’ equity of $2.4 billion, $1.7 billion and $484 million, respectively.  Shares of Kearny Financial Corp. trade on the Nasdaq Global Select Market under the symbol “KRNY.”

Kearny was advised in the transaction by the financial advisory firm of FinPro, Inc. and the law firm of Malizia Spidi & Fisch, PC.  Central Jersey was advised by the investment banking firm of Sandler + O’Neill & Partners, L.P. and the law firm of Giordano Halleran & Cisela, P.C.

Forward Looking Statements

The foregoing material contains forward-looking statements concerning Central Jersey and Kearny.  We caution that such statements are subject to a number of uncertainties and readers should not place undue reliance on any forward-looking statements. Central Jersey and Kearny do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.